Exhibit 99.2


                             KITCHER RESOURCES INC.




                 GEOLOGICAL REPORT ON THE MARG MINERAL PROPERTY






                    BRENDA MINE AREA, OSOYOOS MINING DIVISION

                   BRITISH COLUMBIA, MAPSHEET 82E071 & 92H080


                         ADAM TRAVIS, BSC. MAJOR GEOLOGY


                                JANUARY 31, 2007
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TABLE OF CONTENTS

I.     Summary and Recommendations ........................................  l
II.    Terms of Reference .................................................  l
III.   Location and Access ................................................  1
IV.    Topography and Physiography ........................................  3
V.     Claim Details ......................................................  3
VI.    History and Previous Work ..........................................  4
VII.   Regional and Property Geology ......................................  5
VIII.  Local and Property Mineralization ..................................  6
IX.    Previous Geochemistry ..............................................  6
X.     Previous Trenching .................................................  6
XI.    Previous Drilling ..................................................  6
XII.   Recommendations and Conclusions ....................................  6
XIII.  References .........................................................  7

Figure 1: Location Map ....................................................  2
Figure 2: Claim Map .......................................................  3
Figure 3: Assessment Report 10,819 Sketch .................................  4
Figure 4: Regional Geology ................................................  5

Appendix I Statement of Qualifications
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I. SUMMARY AND RECOMMENDATIONS

The Marg mineral property consists of a total of 5 M.T.O cells (totaling 2203.886 hectares) in the Brenda Mines area of southern B.C located approximately 17 kilometres west of Peachland British Columbia. The claim area is easily accessed from Peachland via the Brenda Mines road and a series of mainline and secondary Forest Service roads.

The area is underlain by granodiorite of the Early Jurassic Pennask Batholith. Outcrops of Triassic-Jurassic Nicola Group sedimentary and volcanic rocks occur to the east. The Middle Jurassic Osprey Lake Intrusions occur to the south.

Within the Marg  claims  trenching  was  apparently  carried  out by Don Agur of
Summerland in the early 1960s to expose a potassic alteration zone. Subsequently, percussion drilling was reportedly carried out by Juniper Mines Ltd. and Maverick Mines. No reports exist of this work; however references are made to this work in later reports. Ian Sutherland completed a geochemical survey in 1979 and did some prospecting in 1982. A strongly altered potassic zone occurs in granodiorite and contains chalcopyrite in fractures. The area is well fractured with major fractures trending northeast-southwest. Assessment Report 7790 states that an average assay of 0.87 per cent copper came from a 125-metre trench from the early 1960s.

These references to previous trenching, percussion drillholes and copper mineralization in a favourable geologic setting indicate that further work is warranted. Accordingly, a two-phase program of geological, geochemical, geophysical surveys followed by trenching is recommended for the Marg property.

The estimated cost of the proposed fieldwork is $US 15,000 for the initial phase and an additional $US 75,000 for a contingent second phase.

II. TERMS OF REFERENCE

This report is intended as a description of the geology of the Marg claim area, a review of available pertinent technical data and a set of recommendations for a preliminary program of geological, geochemical and geophysical exploration on the property. It has been prepared at the request of Raminder Badyal, of Kitcher Resources Inc. and is based on geological descriptions contained in a number of published and unpublished reports and maps and on fieldwork carried out by the author in the area of the proposed project.

III. LOCATION AND ACCESS

The Marg (Minfile Marg 082ENW108) property is located approximately 17 kilometres west of Peachland or 11 kilometres south of the past producing Brenda Mine open pit copper and molybdenum mine in southern British Columbia. The claims are most easily accessed from Hwy 97 at Peachland with the Brenda Mine road taken for 9 kilometres northwest to the Peachland Forest Service Road (F.S.R) which is taken for a further 6 km west to the Glen Lake F.S.R which is then taken approximately 2 kilometres southwest to the main areas of interest within the claims.

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                          [MARG PROPERTY LOCATION MAP]






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
IV. TOPOGRAPHY AND PHYSIOGRAPHY

The Marg property is situated in the southern Okanagan area of British Columbia. The region has a relatively dry climate, and snow cover in winter is generally moderate. The climate in the area is semi arid with moderately warm summers and cold dry winters. Typical temperature ranges are from mid to upper 30's C in summer and -10 to -20 C in winter. Within the Marg property elevations range from 1150 metres in the main valley bottom in the eastern portion of the claims to over 1700 metres in the western portion of the claims. Slopes are generally moderate however small bluffs and steeper slopes do occur near the central portions of the claims. For the most part vegetation consists of jackpine forest, some of which has been infected with pine beetles.

V. CLAIMS

The Marg property consists of 5 Mineral Title Online (M.T.O) cells listed under tenure numbers 550572-550576 and were acquired on January 29, 2007 (see following table). The claims were staked to cover the Marg minfile occurrence as highlighted in government records and website.

Tenure   Tenure    Claim                    Map      Good To
Number    Type      Name        Owner      Number     Date      Status    Area
------   -------   ------   ------  ----   ------  -----------  ------   -------
550572   Mineral   MARG1A   207230  100%    082E   2008/jan/29   GOOD    521.36
550573   Mineral   MARG1B   207230  100%    082E   2008/jan/29   GOOD    521.481
550574   Mineral   MARG1C   207230  100%    082E   2008/jan/29   GOOD    521.607
550575   Mineral   MARG1D   207230  100%    082E   2008/jan/29   GOOD    519.508
550576   Mineral   MARG1E   207230  100%    082E   2008/jan/29   GOOD    119.93

                      Table 1: Marg Property Mineral Claims





                  [FIGURE 2: MARG PROPERTY CLAIM LOCATION MAP]


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VI. HISTORY AND PREVIOUS WORK

The earliest record of work in the area dates back to the late 1800's to the north at the Silver King mineral occurrence, with a substantial increase in modern exploration in the area resulting from the discovery of the Brenda Mine in the late 1960's.

On the Marg property trenching was apparently carried out by Don Agur of Summerland in the early 1960s to expose a potassic alteration zone. Subsequently, percussion drilling was reportedly carried out by Juniper Mines Ltd. and Maverick Mines. No reports exist of this work and some confusion lies with the adjacent Decano mineral occurrence. Ian Sutherland completed a geochemical survey in 1979 and did some prospecting in 1982.

The presence of reported trenches and percussion holes will have to be confirmed during the recommended field program.









[FIGURE 3: SKETCH FROM ASSESSMENT REPORT 10,819, BASED ON PREVIOUS SKETCHES OF CLAIMS "OLD CABIN" IN THIS FIGURE IS LOCATED APPROXIMATELY 2 KM BY ROAD SOUTHWEST OF GLEN LAKE. " OLD DOZER ROAD", "SERICITIC ZONE" AND "POTASSIC ALTERATION" MAY CORRELATE WITH TRENCHING VALUES REPORTED AT "0.87 % COPPER ACROSS A 410 FOOT TRENCH" (ASSESSMENT REPORT 7790).]


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
VII. REGIONAL AND PROPERTY GEOLOGY

The property lies in the eastern parts of the Intermontane Belt of the (southern) Canadian Cordillera. This area is dominated by two large granitoid batholiths. In the north the `Triassic age Pennask batholith (orange) is predominantly granodiorite, while to the south the younger Jurassic age Osprey Lake batholith (pink) is more granitic (Figure 4). North of Kathleen Mountain and west of Siwash Lake occur large areas underlain by Nicola Group (Late Triassic) volcanic (green) and sedimentary rocks (pale yellow). All rocks are unconformably overlain in places by Eocene aged Penticton Group andesitic volcanic rocks (pale green).

The Marg property occurs at the southern end of the Pennask Batholith which previous reports indicates is comprised of granodiorite with varying degree's of potassic and sericite alteration.





                [FIGURE 4: REGIONAL GEOLOGY OF THE MARG PROPERTY]

VIII. LOCAL AND PROPERTY MINERALIZATION

Mineralization in the area is dominated by the past producing copper and molybdenum porphyry deposit (Brenda Mine) located approximately 11 kilometres north of the Marg Property.

Within the Marg  claims  trenching  was  apparently  carried  out by Don Agur of
Summerland in the early 1960s to expose a potassic alteration zone. Subsequently, percussion drilling was reportedly carried out by Juniper Mines Ltd. and Maverick Mines. No reports exist of this work; however references are made to this work in later reports. Ian Sutherland completed a geochemical survey in 1979 and did some prospecting in 1982. A strongly altered potassic zone occurs in granodiorite and contains chalcopyrite in fractures. The area is

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well fractured with major  fractures  trending  northeast-southwest.  Assessment
Report 7790 states that an average assay of 0.87 per cent copper came from a 125-metre trench from the early 1960s.

IX. PREVIOUS GEOCHEMISTRY (AFTER ASSESSMENT REPORT 7788)

A small previous soil geochemical survey was conducted over the area of trenching, but its location is difficult to determine. The previously reported copper values were low but the gold values in soils appear significant. A review of this previous work is highly recommended once the area of previous sampling is located.

X. PREVIOUS TRENCHING

Within the Marg claims trenching was apparently carried out by Don Agur of Summerland in the early 1960s to expose a potassic alteration zone. Assessment Report 7790 states that an average assay of 0.87 per cent copper came from a 125-metre trench from the early 1960s.

It however is unclear from these reports the location of such trenches and where this significant copper results came from.

XI. PREVIOUS DRILLING

Percussion drilling was reportedly carried out by Juniper Mines Ltd. and Maverick Mines after the trenching in the 1960's. No reports exist of this work; however references are made to this work in later reports.

It is unclear as to the location and number of these percussion holes and whether or not they were drilled on the Marg Property or at the adjacent Decano mineral occurrence.

XII. RECOMMENDATIONS AND CONCLUSIONS

The Marg Property has been inactive for a number of decades and needs to be examined in the light of advanced technological tools and understanding.

Previous references to historical trenching, percussion drillholes and copper mineralization in a favourable geologic setting indicate that further work is warranted. Accordingly, a two-phase program of geological, geochemical, geophysical surveys followed by trenching is recommended for the Marg property.

The estimated cost of the proposed fieldwork is $US 15,000 for the initial phase and an additional $US 75,000 for a contingent second phase.

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MARG COST PROPOSAL

PHASE 1                                              COST
-------                                             ------
Soil sampling and prospecting (14 mandays)           7,000
Geochemical Analyses (150 soils, 50 rocks)           5,000
Data evaluation and reporting                        2,000
Contingency                                          1,000
subtotal                                            15,000
                                                    ------

PHASE 2
-------
Geophysical Surveys ( 35 km Mag-VLF)                35,000
Trenching- excavator (100 hours @ $125/hr)          12,500
Trenching-sampling (500 rocks)                      12,500
Geological supervision                               5,000
Data evaluation and reporting                        5,000
Contingency                                          5,000
subtotal                                            75,000
                                                    ------

GRAND TOTAL                                         90,000
                                                    ======

XIII. REFERENCES

Energy  Mines  and  Petroleum  Resources   Assessment  Reports   1141,2224,6563,
6793,7788,7790,8792,8798, 10819,25298

Church, B.N. 1973: Geology of the White Lake Basin, Bulletin 61

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
APPENDIX 1 STATEMENT OF QUALIFICATIONS

To Accompany Marg Property Geology Report, British Columbia, Canada, dated January 29, 2007. I, Adam Travis,B.Sc., of 5093 Cousins Place, Peachland , British Columbia V0H 1X2 do hereby certify that:

I am a consulting geologist with an office at 5093 Cousins Place, Peachland , British Columbia V0H 1X2

I graduated from the University of British Columbia in 1990 and was awarded a B.Sc. in Geology.

I have practiced my geological profession since 1986 in many parts of Canada, the United States, Mexico, China and Africa.

I have previously worked on and am familiar with the area and geological setting of the Marg Property contained within this report and have held mineral claims over the nearby Decano minfile occurrence in the past..

I have gathered my information for this report from government publications, internal company memos, geological field notes and data that are believed to be reliable and accurate.

I hereby grant my permission to Kitcher Resources to use this Geological Report for whatever purposes it wants, subject to the disclosures set out in this Certificate.

Dated and Signed this 31 st day of January in Brisbane, Australia


Signed /s/ Adam Travis
      ----------------------
      Adam Travis, B. Se.

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